File No. 70-8779


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                _________________________________

                 POST-EFFECTIVE AMENDMENT NO. 8
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215

           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215

                    APPALACHIAN POWER COMPANY
            40 Franklin Road, Roanoke, Virginia 24022

                 COLUMBUS SOUTHERN POWER COMPANY
          215 North Front Street, Columbus, Ohio  43215

                 INDIANA MICHIGAN POWER COMPANY
          One Summit Square, Fort Wayne, Indiana  46801

                     KENTUCKY POWER COMPANY
          1701 Central Avenue, Ashland, Kentucky  41101

                     KINGSPORT POWER COMPANY
          422 Broad Street, Kingsport, Tennessee  37660

                       OHIO POWER COMPANY
         339 Cleveland Avenue, S.W., Canton, Ohio  44702

                     WHEELING POWER COMPANY
        51 - 16th Street, Wheeling, West Virginia  26003
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

                 Susan Tomasky, General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name and address of agent for service)



     American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company (sometimes collectively referred to herein as "Applicants") hereby amend their Application or Declaration on Form U-1 in File No. 70-8779 as follows:
     1.   By adding the following paragraphs to the end of Item 1C:
          "By orders dated September 13, 1996 (HCAR No. 26572) and September 27, 1996 (HCAR No. 26583), American was authorized to form one or more direct or indirect nonutility subsidiaries ('New Subsidiaries') to broker and market electric power, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids ('Energy Commodities'). American was also authorized to guarantee through December 31, 2000 up to $50 million of debt and up to $200 million of other obligations of the New Subsidiaries ('Guarantee Authority'). Obligations of the New Subsidiaries (other than debt) might take the form of bid bonds or other direct or indirect guarantees of contractual or other obligations.
          By order dated May 2, 1997 (HCAR No. 26713), the Guarantee Authority was expanded so that American could guarantee the debt and other obligations of the New Subsidiaries for all Energy-Related Company activities and the debt and other obligations of any subsidiary acquired or established under Rule 58.
          American now requests authority to extend the Guarantee Authority through December 31, 2002 and to increase the Guarantee Authority up to $100 million of debt of the New Subsidiaries. All other terms, conditions and limitations contained in HCAR 26713 shall continue as currently in effect."
     2.   By amending and restating Item 1D as follows:
          "Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
          Rule 53(a)(1). As of June 30, 1998, American, through its subsidiary, Resources, had aggregate investment in FUCOs of $450,133,000. This investment represents approximately 27.8% of $1,621,199,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended June 30, 1998.
          Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
          Rule 53(a)(3). No more than 2% of the employees of the Utility Subsidiaries of American will, at any one time, directly or indirectly, render services to any FUCO.
          Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's Utility Subsidiaries.
          Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,621,199,000) represented an increase of approximately $46,547,000 (or 3%) in the average consolidated retained earnings from the previous four quarterly periods ($1,574,652,000); and (iii) for the fiscal year ended December 31, 1997, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.
          American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021.
     In connection with its consideration of American's application for the 100% Order, the Commission reviewed American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP System, nor would it have an adverse impact on any of the Utility Subsidiaries or their customers, or on the ability of state commissions to protect the Utility Subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicants should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings."
     3. By adding the following statement to the end of ITEM 2. FEES, COMMISSIONS AND EXPENSES:
     "No additional expenses are expected to be incurred in connection with this Post-Effective Amendment No. 8."
     4.   By filing a Proposed Form of Notice as Exhibit G-2.
                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
               AMERICAN ELECTRIC POWER COMPANY, INC.
               AMERICAN ELECTRIC POWER SERVICE CORPORATION
               APPALACHIAN POWER COMPANY
               COLUMBUS SOUTHERN POWER COMPANY
               INDIANA MICHIGAN POWER COMPANY
               KENTUCKY POWER COMPANY
               KINGSPORT POWER COMPANY
               OHIO POWER COMPANY
               WHEELING POWER COMPANY


               By  /s/ A. A. Pena
                         Treasurer


Dated:  September 4, 1998



                                                      Exhibit G-2



                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.         /September   , 1998


_____________________________________________
                                             :
In the Matter of                             :
                                             :
AMERICAN ELECTRIC POWER COMPANY, INC.        :
1 Riverside Plaza                            :
Columbus, OH 43215                           :
                                             :
(70-8779)                                    :
_____________________________________________:


     American Electric Power Company, Inc. ("American"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), and American Electric Power Service Corporation, Appalachian Power Company, Columbus Southern Power Company, Kentucky Power Company, Kingsport Power Company, Indiana Michigan Power Company, Ohio Power Company and Wheeling Power Company, have filed a post-effective amendment to their Application or Declaration with this Commission pursuant to Sections 6, 7, 9(a), 9(c)(3), 12(b) and 13(b) of the 1935 Act and Rules 45 and 52 thereunder.

     By orders dated September 13, 1996 (HCAR No. 26572) and September 27, 1996 (HCAR No. 26583), American was authorized to form one or more direct or indirect nonutility subsidiaries ("New Subsidiaries") to broker and market electric power, natural and manufactured gas, emission allowances, coal, oil, refined petroleum products and natural gas liquids ("Energy Commodities"). American was also authorized to guarantee through December 31, 2000 up to $50 million of debt and up to $200 million of other obligations of the New Subsidiaries ("Guarantee Authority"). Obligations of the New Subsidiaries (other than debt) might take the form of bid bonds or other direct or indirect guarantees of contractual or other obligations.

     By order dated May 2, 1997 (HCAR No. 26713), the Guarantee Authority was expanded so that American could guarantee the debt and other obligations of the New Subsidiaries for all Energy-Related Company activities and the debt and other obligations of any subsidiary acquired or established under Rule 58.

     American now requests authority to extend the Guarantee Authority through December 31, 2002 and to increase the Guarantee Authority up to $100 million of debt of the New Subsidiaries. All other terms, conditions and limitations contained in HCAR 26713 shall continue as currently in effect.

     The Application or Declaration and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request
a hearing should submit their views in writing by September   ,
1998 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicants at the addresses specified above. Proof of service (by affidavit or, in case of any attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as filed or as it may be amended, may be permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.

                         Jonathan G. Katz
                         Secretary